TOY BIZ, INC. RECEIVES COMMITMENTS FROM SENIOR SECURED LENDERS
           OF MARVEL ENTERTAINMENT GROUP, INC. ON PROPOSAL TO COMBINE
                                   WITH MARVEL

New York, NY -- October 16, 1997...Toy Biz, Inc. (NYSE:TBZ) announced today that senior secured lenders of Marvel Entertainment Group, Inc. (NYSE:MRV) representing more than one-third of the outstanding amount of Marvel's senior secured debt have agreed to support Toy Biz's previously announced plan to combine with Marvel. The proposal made by Toy Biz required that senior secured lenders holding greater than one-third of the Marvel debt accept its proposal by the close of business on October 13th in order to commit Toy Biz to proceed with its proposal. Toy Biz will continue to seek the consent of the remaining Marvel lenders in order to reach the two-thirds threshold that the proposal requires by November 14. If it obtains the requisite consents from Marvel's lenders, Toy Biz will seek to have the proposal approved by the Bankruptcy court through confirmation of a plan of reorganization.

Joseph Ahearn, CEO of Toy Biz, noted, "We are pleased to see that a growing number of the Marvel lenders believe that the proposal we have put forward represents an acceptable basis for resolving the situation at Marvel and we are confident that once the remaining lenders have an opportunity to consider the proposal more fully, we will receive the support of the requisite number of lenders."

As previously disclosed, the plan put forward by Toy Biz would result in the merger of Toy Biz and Marvel (other than Marvel's Panini sticker business) with the senior secured lenders of Marvel receiving a combination of cash and preferred and common securities in the combined company, along with the proceeds from the sale of Panini. Toy Biz stockholders (other than Marvel) would receive one share of common stock in the combined entity for every share of Toy Biz common stock. Pre-petition unsecured creditors of Marvel and Marvel equity holders would receive warrants and subscription rights, respectively, issued by the combined company.



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